Exhibit 10.3

First Amendment to Employment Agreement

This First Amendment (“Amendment”) to the Employment Agreement dated September 1, 2004 (“Employment Agreement”) is made as of August 1, 2007 between DEL MONTE CORPORATION, a Delaware corporation, with its principal place of business in San Francisco, California (“Corporation”) and NILS LOMMERIN, an individual residing in the State of California (“Executive”).

RECITALS

WHEREAS, the Corporation and Executive entered into an Employment Agreement dated September 1, 2004 (“Employment Agreement”) with respect to Executive’s employment with Corporation for the benefit of the Corporation and its parent, Del Monte Foods Company; and

WHEREAS, the Corporation and Executive recognize that Internal Revenue Code Section 409A (“Section 409A”) was effective as of January 1, 2005 and has applied to the Employment Agreement since that date, subject to good faith compliance; and

WHEREAS, the Corporation and the Executive desire to amend the Employment Agreement to meet the document compliance provisions of Section 409A; and

WHEREAS, any reference in the Employment Agreement to a termination of employment is intended to meet the definition of “separation from service” for purposes of Section 409A and shall be so interpreted.

NOW, THEREFORE, it is agreed that the Employment Agreement is amended as follows:

AMENDMENT TO AGREEMENT

1. Lump Sum Payment Upon Termination. Sections 4(b), 4(e)(ii)(A), 4(e)(ii)(D), and 4(g)(i) of the Employment Agreement are each amended to provide that the amount shall be paid in a lump sum cash payment instead of equal installments no later than 60 days after the Executive’s termination date (“Lump Sum Payment”); provided, that if Executive is designated as a “specified employee” within the meaning of Section 409A, to the extent the Lump Sum Payment is not exempt under Section 409A, the Lump Sum Payment shall be paid, without interest, during the seventh month after Executive’s termination.

2. Continuation of Health & Welfare Benefits. Section 4(e)(ii)(C) of the Employment Agreement is amended by adding at the end:

;provided, that the Corporation may provide such benefits through insurance or otherwise in the manner selected by the Corporation, as determined in its discretion with the intent to minimize the risks of legal noncompliance of the Corporation’s health and welfare benefits plans. An amount equal to the sum of all Executive contributions for such health and welfare benefits (based on the current active employee rate(s)) for 18 months will be deducted from Executive’s

Lump Sum Payment. In the event Executive is covered by the health and welfare benefit plans or programs of a subsequent employer prior to the expiration of the 18-month period, the Corporation shall reimburse Executive for any health coverage contribution overpayment.

3. Stock Incentive Awards. Section 4(e)(ii)(E) of the Employment Agreement is amended by deleting it in its entirety and replacing it with:

Executive shall vest in any Incentive Award (as defined under the Del Monte Foods Company 2002 Stock Incentive Plan (“Plan”)) granted to Executive under the Plan on a pro-rated basis as of Executive’s termination date in accordance with the Corporation’s policy in effect on the date of this Amendment; provided, however, pro-rata Incentive Awards that are performance share units shall either vest or forfeit on their respective performance measurement dates, provided, further, that upon vesting of any Incentive Award that is a stock option, Executive will have ninety (90) days from that vesting date to exercise such stock options (or such time as provided by the option agreement); provided, further, that if Executive is vested in any Incentive Award that is a Performance Accelerated Restricted Stock Unit (PARS) or any other form of award subject to Code Section 409A, payment will be delayed six (6) months if Executive is a “specified employee” for purposes of Code Section 409A in accordance with the Plan.

4. Definition of Good Reason. Section 4(f)(ii) of the Employment Agreement is amended by adding at the end:

Notwithstanding the foregoing, any event described in sub-clauses (A) through (D) above must be an event which would result in a material negative change in Executive’s employment relationship with Corporation and thus effectively constitute an involuntary termination of employment for purposes of Section 409A and a “Good Reason” qualifying for payment under this Section.

5. Gross-Up Payment. Section 4(g)(ii) of the Employment Agreement is amended by adding at the end:

Notwithstanding the foregoing, any Gross-up Payment must be paid to Executive by the end of the calendar year next following the calendar year in which the income taxes and Excise Tax are remitted to the applicable taxing authority.

6. Compliance Terms. Section 4 of the Employment Agreement is amended by adding new subsection (j) as follows:

(j) Section 409A Compliance Terms Notwithstanding the foregoing, (A) the Corporation shall be permitted to accelerate any payment under this Employment Agreement by the Corporation to the federal government for any benefits payable under the Employment Agreement to make payments on behalf of Executive of federal employment taxes under Code Sections 3101, 3121(a) or 3121(v)(2), or to comply with any federal tax withholding provisions or corresponding withholding provisions of applicable state, local or foreign tax laws as a result of the payment of federal employment taxes, and to pay the additional income tax at source on wages attributable to the pyramiding Code Section 3401 wages and taxes; provided, however, that the total payment under this acceleration provision may not exceed the aggregate of the applicable FICA amount, and the income tax withholding related to such FICA amount, and (B) the Corporation may permit acceleration of the payment of any benefits upon a good faith, reasonable determination by the Corporation, upon advice of counsel, that the Employment Agreement or any arrangement hereunder fails to meet the requirements of Section 409A and the regulations hereunder; provided, however that such payments may not exceed the amount required to be included in income as a result of any such failure; or (C) any acceleration permitted under Treas. Reg. § 1.409A-3(j)(4) may be made with respect to any payment under the Employment Agreement in the Corporation’s discretion.

7. Section 409A Transition Period Compliance. In the event that Executive’s employment is terminated during the good faith compliance and transition period under Section 409A ending on December 31, 2007, Corporation and Executive agree to (a) modify and administer the Employment Agreement, as amended, to the extent possible to comply with Section 409A, and (b) to avoid incurring, to the extent possible, any excise and other additional tax liability that might be imposed on Executive.

8. Except as expressly provided in this Amendment, all other provisions of the Employment Agreement shall remain in full force and effect.

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Signatures on following page.]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date set forth below.

EXECUTIVE:

/s/ Nils Lommerin		August 08, 2007
Nils Lommerin		Date

CORPORATION:

DEL MONTE CORPORATION

By:	/s/ Richard G. Wolford	August 08, 2007
Name:	Richard G. Wolford	Date
Title:	Chairman of the Board, President and Chief Executive Officer

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